Exhibit 99.1

SCM Microsystems Announces Expected Fourth Quarter 2006 Results Including Operating Profit

          FREMONT, Calif., Feb. 7 /PRNewswire-FirstCall/ -- SCM Microsystems, Inc. (Nasdaq: SCMM; Prime Standard: SMY), a leading provider of solutions that open the Digital World, today updated guidance with respect to its expected results for the fourth quarter ended December 31, 2006.  Highlights of the fourth quarter are expected to include:

--	Revenue at the high end of management’s previous guidance of $8.5 million to $9.5 million;
--	Gross margin of approximately 40%, above management’s previous guidance of the high 30% range;
--	A significant reduction in GAAP operating expenses to between $3.3 million and $3.6 million; and
--	A GAAP operating profit in an amount yet to be determined.

          SCM’s expected financial results for the fiscal 2006 fourth quarter and final results for the fourth quarter of fiscal 2005 reflect continuing operations of the Company’s PC Security and Flash Media Interface businesses only. The Company completed the sale of its Digital TV solutions business in May 2006; therefore, financial results for the Digital TV solutions business are being accounted for as discontinued operations.

          Revenues from continuing operations in the fourth quarter of 2006 are expected to be at the high end of the range of previous management guidance of $8.5 million to $9.5 million, compared with $7.4 million in the fourth quarter of 2005. The increase in revenue in the fourth quarter was driven by seasonally greater demand that resulted in a more than 50% increase in sales of smart card readers and other products for applications such as secure network and facility access for military personnel and corporate enterprises, as well as e-passport authentication.

          Additionally, the Company expects that revenues for the full year 2006 will grow by approximately 20% compared with 2005, to above $33 million.

          Gross margin in the fourth quarter of 2006 is expected to be approximately 40%, above previous management guidance of the high 30% range, primarily as a result of reduced operations personnel costs and tighter inventory control.

          Operating expenses in the fourth quarter of 2006, as calculated in accordance with GAAP, are expected to be between $3.3 million and $3.6 million, compared with average quarterly GAAP operating expenses in the first three quarters of 2006 of $5.7 million. Management’s previous guidance was for expenses to decrease below $4.0 million. Lower expense levels in the fourth quarter of 2006 primarily reflect the full benefit of the consolidation and outsourcing actions taken by the Company earlier in the year, and also include the one-time positive effects of releases to expense accruals and customer contributions to research and development expenses, totaling approximately $0.3 million.

          For the fourth quarter of fiscal 2006, the Company expects to record a GAAP operating profit, the amount of which has not yet been determined, compared with GAAP operating loss of $2.6 million in the fourth quarter of 2005.

          The Company further expects cash and cash equivalents as of December 31, 2006 to be approximately $37 million after the release of $2.0 million restricted cash in the fourth quarter of 2006, compared with $36.3 million as of September 30, 2006.

          Robert Schneider, chief executive officer of SCM Microsystems, commented, “As planned, we have been able to significantly reduce operating expenses in the fourth quarter by completing the consolidation of our corporate finance and compliance functions into our German office and the outsourcing of our manufacturing. We have also continued to compete successfully in the financial, enterprise and government security markets with our smart card readers, while strengthening margins for these products. These strategies have resulted in an expected operating profit in the fourth quarter. We believe that continuing to leverage this business model should allow us to achieve 15 to 20 percent revenue growth in fiscal 2007 as well as operating profit for 2007 as a whole. Both of these targets are based on anticipated increases in sales of our smart card readers in the second half of the year from the expected expansion of e-passport and e-health programs, combined with the momentum we expect to be able to continue in the government, enterprise and financial sectors.”

          SCM has not yet completed its review of its results for the fourth quarter or fiscal year 2006 and the Company’s auditors have not completed their audit of such results. Therefore the expected results set forth in this press release are based only on a preliminary review by the Company of its results for the fourth quarter.  Accordingly, the Company’s actual results may differ from those set forth herein. SCM expects to announce full results for its fourth quarter and fiscal year 2006 following the completion of its annual audit and the filing of the Company’s Annual Report on Form 10-K with the SEC, which is due on or before April 2, 2007.

          About SCM Microsystems

          SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells the industry’s broadest range of smart card reader technology for secure PC, network and physical access and digital media readers for transfer of digital content to OEM customers in the government, financial, enterprise, consumer electronics and photographic equipment markets worldwide. Global headquarters are in Fremont, California and European headquarters are in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

          NOTE:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, our statements regarding our expectations for revenues, gross margin, operating expenses and operating profit in the fourth quarter of 2006; our expectations for revenues of at least $33.0 million for fiscal 2006; our expectations concerning cash and equivalents levels as of December 31, 2006; our implied expectation that we can continue to improve margin performance for our smart card reader products; our expectations that operating within our current business model will enable us to increase revenues 15%-20% in fiscal 2007 and to record operating profit for the full year 2007; and our expectation for increased revenues from sales of our smart card readers for financial, government and enterprise security programs, in particular e- passport and e-health projects. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those contemplated herein. Our financial results may not meet expectations. Some of the risks and uncertainties that could cause our actual business and operating results to differ include, but are not limited to, items discovered during our review of our full results for the year or during the audit of such results by our independent accounting firm; our ability to grow market share and revenues based on a strategy of participating in specific early stage markets; our ability to successfully develop and introduce new products that satisfy the evolving and increasingly complex requirements of customers; our ability to identify and complete strategic market opportunities; the markets in which we participate or target may not grow, converge or standardize at anticipated rates or at all; we may not successfully compete in the markets in which we participate or target; competitors could take market share or create pricing pressure; and we may not be successful in maintaining operating expenses at current or lower levels. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2005 filed with the U.S. Securities and Exchange Commission.

          All trade names are trademarks or registered trademarks of their respective holders.

SOURCE  SCM Microsystems, Inc.
          -0-                                                            02/07/2007
          /CONTACT:  Stephan Rohaly, Chief Financial Officer, +49 89 9595 5101, or srohaly@scmmicro.de, or Darby Dye, Investor Relations-US, +1-510-249-4883, or ddye@scmmicro.com, or Manfred Mueller, Investor Relations-Europe, +49 89 9595 5140, or mmueller@scmmicro.de, all of SCM Microsystems, Inc./
          /Web site:  http://www.scmmicro.com/
          (SCMM)